EXHIBIT 99.1

NASDAQ: FOR RELEASE: DATE:	CHFC IMMEDIATELY SEPTEMBER 25, 2003

CONTACT:	CHEMICAL FINANCIAL CORPORATION David B. Ramaker, President and Chief Executive Officer (989) 839-5350

CALEDONIA FINANCIAL CORPORATION Lawrence B. Fitch, President and Chief Executive Officer (616) 891-8113

CHEMICAL FINANCIAL CORPORATION
TO ACQUIRE CALEDONIA FINANCIAL CORPORATION

          Midland, Michigan and Caledonia, Michigan - David B. Ramaker, President and CEO of Chemical Financial Corporation ("Chemical"), and Lawrence B. Fitch, President and CEO of Caledonia Financial Corporation ("Caledonia"), announced that they have signed a definitive agreement for the acquisition of Caledonia by Chemical. Caledonia is the parent company of the State Bank of Caledonia, which will continue to operate as a separate subsidiary of Chemical until the bank is restructured in the second quarter of 2004. Mr. Fitch will remain as President while Mr. Ramaker will become Chairman and CEO. In the merger, shareholders of Caledonia will receive $39.00 cash for each share of Caledonia common stock in a taxable transaction. The total value of the transaction is currently estimated at approximately $55.3 million. Chemical expects the transaction to be slightly accretive in 2004.

          Caledonia is a bank holding company headquartered in Caledonia, Michigan, with total assets of approximately $210 million, total deposits of $181 million and total shareholders' equity of $21.3 million, all as of June 30, 2003. Caledonia provides banking services through four offices located in Kent, Kalamazoo and Barry counties in Michigan.

          Chemical Financial Corporation is a multi-bank holding company headquartered in Midland, Michigan, with total assets of approximately $3.6 billion as of June 30, 2003. Chemical's three subsidiary banks operate 129 "Chemical Bank" offices and two loan production offices spread over 32 counties in the lower peninsula of Michigan. Chemical is the fourth largest bank holding company (based on assets) with headquarters in Michigan.

PRESS RELEASE
September 25, 2003

          Mr. Ramaker stated, "Caledonia is a strong organization with good prospects for the future. Combined with our recent acquisitions in West Michigan, the merger will add to Chemical's base in the attractive West Michigan market. This merger will fill the gap between Chemical Bank West's offices in the Grand Rapids metropolitan area and Chemical Bank Shoreline's offices in Benton Harbor and Marshall, Michigan. We believe Chemical's community bank philosophy will be well received by Caledonia's customers."

          According to Mr. Fitch, "The merger with Chemical will permit us to offer to our customers a greater variety of banking products and financial services, such as cash management and trust and investment management services. This will enhance our ability to satisfy all of the financial services needs of our customers. At the same time, we believe Chemical's focus on community banking will cause Chemical to continue to provide the personal service that Caledonia's customers currently receive."

          The merger is subject to approval by Caledonia shareholders, approval by banking regulators, and other customary conditions. It is expected to be completed during the fourth quarter of this year.

          In the second quarter of 2004, Chemical expects to restructure the State Bank of Caledonia into Chemical's current three subsidiary bank structure. The offices in Caledonia, Middleville and Dutton will become a part of Chemical Bank West and its recently created community bank in Grand Rapids. This will expand the ability of Chemical Bank West-Grand Rapids to cover the southern portion of the Grand Rapids marketplace. The Kalamazoo location will be combined with existing offices of Chemical Bank Shoreline in the Kalamazoo area to create a new "community bank" in Kalamazoo, Chemical Bank Shoreline-Kalamazoo. Mr. Fitch will be the Chairman of the newly created community bank board and Mark Montross (currently Senior Vice President at Chemical Bank Shoreline) will become the Community Bank President. Chemical also expects Mr. Fitch to become a member of the regional board of directors of Chemical Bank Shoreline.

PRESS RELEASE
September 25, 2003

          Chemical Financial Corporation common stock is traded on The Nasdaq Stock Market under the symbol "CHFC."

FORWARD-LOOKING STATEMENTS

          When used in this press release or other public shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words "will," "expect," "continue," "anticipate," "estimate," "project" or similar expressions are intended to identify "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Chemical wishes to caution readers not to place undue reliance on any forward-looking statements, which speak only as of the date made, and to advise readers that various factors including regional and national economic conditions, changes in levels of market interest rates, credit risks of lending activities and competitive and regulatory factors could cause actual results to differ materially from those anticipated or projected.

          The parties do not undertake, and specifically disclaim, any obligation to publicly release the result of any revisions which may be made to any forward-looking statements to reflect the occurrence of anticipated or unanticipated events or circumstances after the date of such statements.

# # #